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                             URANIUM RESOURCES, INC.

                       PRESS RELEASE FOR IMMEDIATE RELEASE


DALLAS, TEXAS                                                 OTCBB SYMBOL-URIX
AUGUST 21, 2000

           URANIUM RESOURCES, INC. ANNOUNCES NEW SOURCES OF FINANCING

         DALLAS, August 21, 2000 -- Uranium Resources, Inc. (the "Company") announced that it has raised $730,000 of equity by the issuance of 7.3 million shares of Common Stock at $0.10 per share to a group of private investors. The investors were also issued five-year warrants to purchase an aggregate of 5,475,000 shares of Common Stock at an exercise price of $0.20 per share. The Company also announced that it has signed a letter of intent with Texas regulatory authorities and the Company's bonding company that, when finalized, would provide the Company access to up to $2.3 million of Company funds pledged to secure the Company's restoration bonds. Approximately $250,000 has been released to the Company to date under the letter of intent. The funds are being used by the Company to perform restoration at the Company's Kingsville Dome and Rosita mine sites in South Texas. When finalized, the term of the agreement is expected to run through the end of 2001. Discussions to finalize this agreement are ongoing and are expected to be completed in August 2000.

         The Company also stated that certain key employees will convert approximately $186,756 of previously deferred compensation into shares of Common Stock at $0.20 per share. These persons will also continue to defer a portion of their compensation and will be entitled to convert that deferred compensation into shares of Common Stock at $0.20 per share. The Company will also issue certain key employees stock options to acquire a total of 2.25 million shares of Common Stock at $0.20 per share, subject to stockholder approval. In addition, the Company will allow holders of current outstanding options covering 903,632 shares of Common Stock at prices ranging from $0.25 per share to $17.00 per share to surrender these options for new options with an option price of $0.20 per share.

         The Company also announced today that it reached a compromise with its regulatory counsel settling an outstanding indebtedness of approximately $560,000 for a payment of $100,000 in cash, the assignment of certain claims, the issuance of 720,000 shares of Common Stock and an agreement to issue an additional 200,000 shares upon the occurrence of certain events.

         Finally, the Company also announced that it has finalized its previously announced settlement with the Liquidating Trustee in connection with the bankruptcy of Oren Benton and certain of his affiliated companies. Under the settlement, the Trustee released the Company from approximately $1.6 million in claims in exchange for the Company releasing certain claims, assigning certain claims to the Trustee and the issuance of the Company's $135,000 promissory note that requires no payments until maturity on July 17, 2005 and is convertible by the Trustee into shares of Common Stock at $0.75 per share. The note is secured by a deed of trust covering the Company's Kingsville Dome and Rosita properties.


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         Paul K. Willmott, Chairman and CEO stated "I am pleased that our efforts over the last year to maintain the financial viability of URI are having some success. The Company's near-term ability to survive the downturn in the uranium market was dependent upon the completion of the equity offering and the implementation of the agreement with the Texas agencies and our bonding company. The agreements we have announced today should permit the Company to remain operating for another five months. It will be necessary, however, to obtain additional funds to permit us to survive thereafter, and our efforts will be ongoing. Unless other funds become available from future sources and the restoration agreement is finalized in a timely fashion, the Company would more likely than not have to seek bankruptcy protection before the end of January 2001."

         Except for historical information contained in this press release, the matters discussed herein contain forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from management's expectations. Key factors impacting current and future operations of the Company are discussed in detail in the Company's reports filed under the Securities Exchange Act of 1934 and include, without limitation, the spot price of uranium, weather conditions, operating conditions at the Company's mining projects, government regulation of the mining industry and the nuclear power industry, the world-wide supply and demand of uranium, availability of capital, timely receipt of mining and other permits from regulatory agencies.

         Uranium Resources, Inc. is a Dallas based uranium-mining company, whose shares trade on the OTC Bulletin Board under the symbol URIX. The Company specializes in in-situ solution mining and holds substantial uranium resources in South Texas and New Mexico.

                  CONTACTS:        Paul K. Willmott, President, or
                                   Thomas H. Ehrlich, Vice President - CFO
                                   Uranium Resources, Inc.
                                   (972) 387-7777

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